EXHIBIT 3.1.1

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                                   WORLDS INC.

                        ---------------------------------

                 Pursuant to Sections 14A:9-2(4) and 14A:9-4(3)
                   of the New Jersey Business Corporation Act
                        ---------------------------------


         The undersigned, on behalf of Worlds Inc. ("Corporation"), a New Jersey corporation, pursuant to the provisions of Sections 14A:9-2(4) and 14A:9-4(3) of the New Jersey Business Corporations Act, hereby certifies:

         1. The name of the Corporation is Worlds Inc.

         2. The Certificate of Incorporation of the Corporation is hereby amended by deleting Article FIRST in its entirety and by substituting the following new Article FIRST in lieu thereof:

         FIRST: The name of the corporation is Worlds.com Inc. (hereinafter sometimes called the "Corporation").

         3. The Certificate of Incorporation of the Corporation is also amended by deleting Article FOURTH in its entirety and by substituting the following new Article FOURTH in lieu thereof:

         FOURTH: The total authorized capital stock of this corporation is 65,000,000 shares of common stock, par value $.001 per share.

         4. The Certificate of Incorporation of the Corporation is further amended by adding the following new ARTICLE EIGHTH:

         EIGHTH: A director or officer shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except that such provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit. As used in this paragraph, an act or omission in breach of a person's duty of loyalty means an act or omission which that person knows or believes to be contrary to the best interests of the Corporation or its shareholders in


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connection with a matter in which he has a material conflict of interest.

         5. These amendments to the Certificate of Incorporation were approved by the directors and thereafter duly adopted by the shareholders of the Corporation on the 15th day of December, 1999:

         6. The number of shares outstanding at the time of the adoption of the amendments was 17,550,381. The total number of shares entitled to vote thereon was 17,550,381.

         7. 10,382,544 shares voted in favor of the amendment to Article FIRST, 15,400 shares voted against the amendment to Article FIRST.

         8. 8,940,711 shares voted in favor of the amendment to Article FOURTH, 66,733 shares voted against the amendment to Article FOURTH.

         9. 9,392,361 shares voted in favor of the new Article EIGHTH, 466,261 shares voted against the new Article EIGHTH.

                                       WORLDS INC.

                                       By: /s/ Thomas Kidrin
                                          --------------------
                                          Thomas Kidrin, President


Dated this 22nd day of December, 1999